2
                  AMENDMENT TO LEASE AGREEMENT


          THIS AMENDMENT TO LEASE AGREEMENT is made and entered into this 28th day of June, 1996, by and between CAROUSEL PROPERTIES, INC., an Oklahoma corporation, hereinafter referred to as "Landlord," and HAROLD'S STORES, INC., an Oklahoma corporation, hereinafter referred to as "Tenant,"

          W I T N E S S E T H:

          For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

          1. Recitations. On or about May 1, 1996, the parties entered into a Lease Agreement (the "Lease") in regard to the property described on Exhibit A hereto. The parties desire to amend the Lease as set forth herein.

          2. Amendment. The following provision is added to the Lease as Section 5.3:

               "5.3 Recapture of Leasehold Improvements. In consideration for the Tenant's construction of leasehold improvements on the Premises, which will not be removable trade fixtures as defined in Section 5.1 of the Lease, Landlord agrees that if the gross sales from the Premises in any lease year (May 1 through April 30) exceed $4,500,000.00, Tenant shall be entitled to recapture up to $500,000.00 over the term of the Lease out of fifty percent (50%) of the Rent due on all gross sales in excess of $4,500,000.00."

          3. Other Provisions. All other provisions of the Lease shall remain in full force and effect. In the event of any inconsistency between the terms and provisions of this Amendment to Lease Agreement and the Lease, the terms and provisions of thisAmendment to Lease Agreement shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Lease Agreement the day and year first above written.

"LANDLORD"                                               CAROUSEL
                                   PROPERTIES, INC., an  Oklahoma
                                   Corporation


                              By:/s/Harold G. Powell
                              Title:Vice President & Secretary
                              Address:  765 Asp Avenue
                                        Norman, OK   73069

"TENANT"
                                   HAROLD'S   STORES,  INC.,   an
                                   Oklahoma Corporation


                              By:/s/H. Rainey Powell
                                   Title:President
                          Address: P.O. Drawer 2970
                                   Norman, OK   73070-2970

\                       ACKNOWLEDGMENTS


STATE OF OKLAHOMA   )
                    )  ss:
COUNTY OF CLEVELAND)

          The foregoing instrument was acknowledged before me this 28th day of June , 1996, by Harold G. Powell, Vice President of CAROUSEL PROPERTIES, INC., an Oklahoma corporation, on behalf of said corporation.

                                   /s/Lynn C. Loggins
                                                Notary Public
My commission expires:February 25, 1997




STATE OF OKLAHOMA   )
                    )  ss:
COUNTY OF CLEVELAND)

          The foregoing instrument was acknowledged before me this 28th day of June, 1996, by H. RAINEY POWELL, President of
HAROLD'S STORES, INC., an Oklahoma Corporation, on behalf of said corporation.


                                             /s/Lynn C. Loggins
                                             Notary Public
My commission expires: February 25, 1997


                            EXHIBIT A
                               to
                  AMENDMENT TO LEASE AGREEMENT




                  LEGAL DESCRIPTION OF PREMISES




That  portion  of Lots Twenty-Seven (27) through Thirty  (30)  in
Block  One  (1)  of LARSH's UNIVERSITY ADDITION to  the  City  of
Norman, Cleveland County, Oklahoma, according to the recorded plat thereof, which is shown as Tracts E, F, ED, G, H, EH, C, D, I and A on the drawing attached, and that portion of Lots Thirty-One (31) and Thirty-Two (32) in Block One (1) of LARSH'S UNIVERSITY ADDITION which is currently paved and used for parking.